Exhibit 99.1

Press Release

UnitedAuto Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302-0954

Contact:	Jim Davidson	Tony Pordon
	Executive Vice President — Finance	Vice President — Investor Relations
	201-325-3303	248-648-2540
	jdavidson@unitedauto.com	tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ANNOUNCES DIVIDEND

BLOOMFIELD HILLS, MI, October 20, 2003 — United Auto Group, Inc. (NYSE:UAG), today announced that its Board of Directors declared a cash dividend of $0.10 per share for the third quarter of 2003.

Roger S. Penske, Chairman of UnitedAuto commented: “Since 1999, UnitedAuto has increased its revenue from $3.3 billion to $7.4 billion in 2002. In addition, through our operating expertise and investment in world-class facilities, UnitedAuto has increased same store retail revenue by an industry leading average of 8.2% over the same period. This strong operating performance has enabled us to generate a level of earnings that substantiates the payment of this dividend. At the same time, we have maintained the financial flexibility that will allow us to continue to pursue our growth initiatives that include facility improvements and selective acquisitions. I am pleased that the dividend also provides our shareholders with an immediate cash return in a tax environment more favorable toward dividends than in any period in recent history.”

The dividend will be paid to shareholders of record on November 10, 2003 and will be payable on December 1, 2003.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 134 franchises in the United States and 79 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s financial results and growth plans. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties, which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and UnitedAuto disclaims any duty to update the information herein.

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